Exhibit 99.1

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Maxygen Announces Third Quarter 2012 Financial Results

SAN MATEO, Calif., November 6, 2012 – Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company, today announced financial and business results for the quarter ended September 30, 2012.

Third Quarter 2012 Financial Results

Maxygen reported a net loss attributable to Maxygen, Inc. of $2.7 million, or $0.10 per basic and diluted share, for the third quarter of 2012, compared to a net loss attributable to Maxygen, Inc. of $2.3 million, or $0.08 per basic and diluted share, for the same period in 2011. The net losses for the 2011 and 2012 periods primarily reflect losses from continuing operations.

Maxygen reported revenue of $5,000 in the third quarter of 2012, compared to $555,000 of revenue for the same period in 2011. The revenue in the 2011 period consisted primarily of the final payment received from Altravax, Inc. in July 2011 in connection with its acquisition of substantially all of the company’s vaccines assets in January 2010.

Total operating expenses from continuing operations in the third quarter of 2012 were $2.7 million, compared to $2.4 million for the same period in 2011. The increase in operating expenses was primarily due to a slight increase in research and development expenses due to limited stability and analytical testing of our MAXY-G34 product candidate and an increase in our general and administrative expenses attributable to an increase in stock compensation expense. Stock compensation expense reported within general and administrative expense increased to $899,000 in the third quarter of 2012 from $281,000 for the same period in 2011, largely due to an increase in the value of contingent performance unit awards as a result of the company’s cash distribution of $3.60 per share in September of this year. The increase in general and administrative expenses was partially offset by the elimination of consulting expenses in connection with the proposal submitted by the company to the Biomedical Advanced Research and Development Authority in May 2011 for the potential development of its MAXY-G34 product candidate as a potential medical countermeasure for acute radiation syndrome.

At September 30, 2012, Maxygen held approximately $82.2 million in cash, cash equivalents and short-term investments. In addition, Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor.

Business Update

Over the past several years, Maxygen has focused its efforts on maximizing stockholder value through sales, distributions and other arrangements involving the company’s various assets. The sale of Maxygen’s interests in Perseid to Astellas in May 2011, the company’s receipt of the final $30.0 million payment from Bayer in May 2012, and the company’s recent distribution of approximately $98.5 million in cash to its stockholders have all been part of this multi-year strategic process.

Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome, and the company continues to focus on creating value from this program for its stockholders, principally through a sale or other transaction involving the program. Maxygen has no current plans to independently continue the further development of this product candidate for either indication and, to date, the company has not been successful in identifying any potential transaction for the MAXY-G34 program. Accordingly, there can be no assurances the company will be successful in identifying and consummating any such transaction in the future or be able to realize any value from this program.

Maxygen also continues to evaluate all other potential strategic options for the company, including a merger, reverse merger, sale, wind-down, liquidation, dissolution or other strategic transaction. Maxygen expects to evaluate and consider additional distributions to its stockholders of a portion of the company’s cash resources in excess of its limited future operational requirements, amounts the company considers appropriate to pursue its on-going strategic

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com evaluation and adequate reserves for potential future liabilities. Such distributions may be accomplished through cash dividends, stock repurchases or other mechanisms and may be fully or partially taxable depending on the circumstances of such distribution. To date, Maxygen has not been successful in identifying any strategic transaction for the company and there can be no assurances the company will be successful in identifying and consummating any such transaction in the future, that it will make any additional cash distributions to its stockholders or that any particular course of action, business arrangement or transaction, or series of transactions, will be pursued, successfully consummated or lead to increased stockholder value.

About Maxygen

Maxygen is a biotechnology company that has historically focused on the discovery and development of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome. For more information, please visit our website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the following: our ability or plans to identify and consummate a strategic transaction for our MAXY-G34 program or to recommence and/or continue the development of our MAXY-G34 product candidate for any indication; strategic alternatives and transactions with respect to our company and the timing, likelihood and outcome thereof; our implementation, or our failure to implement, any additional distributions of our cash resources to stockholders; our ability to continue operations and our estimates for future performance and financial position of the company; and our ability to retain key employees to maintain our ongoing operations. Additional risk factors are more fully discussed in Maxygen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, to be filed with the SEC on the date hereof, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended		Nine months ended September 30,
	September 30,
	2011	2012	2011	2012
	(unaudited)		(unaudited)
Technology and license revenue	$555	$5	$558	$30,011
Operating expenses:
Research and development	7	147	1,357	212
General and administrative	2,343	2,598	8,121	7,783

Total operating expenses	2,350	2,745	9,478	7,995
Income (loss) from operations	(1,795)	(2,740)	(8,920)	22,016
Gain on distribution of equity securities	44	64	293	207
Interest and other income, net	659	58	968	227

Income (loss) from continuing operations before income taxes	(1,092)	(2,618)	(7,659)	22,450
Income tax benefit (expense)	727	(36)	3,101	(106)

Income (loss) from continuing operations	(365)	(2,654)	(4,558)	22,344
Discontinued operations:
Income from discontinued operations	—	—	1,302	—
Gain on sale of discontinued operations	—	—	62,219	—
Income tax expense for discontinued operations	(1,948)	—	(4,986)	—

Income (loss) from discontinued operations, net of taxes	(1,948)	—	58,535	—

Net income (loss)	(2,313)	(2,654)	53,977	22,344
Net income attributable to non-controlling interests	—	—	310	450

Net income (loss) attributable to Maxygen, Inc.	$(2,313)	$(2,654)	$53,667	$21,894

Basic net income (loss) per share:
Attributable to Maxygen, Inc. from continuing operations	$(0.01)	$(0.10)	$(0.17)	$0.80
Attributable to Maxygen, Inc. from discontinued operations	$(0.07)	$—	$2.02	$—
Attributable to Maxygen, Inc.	$(0.08)	$(0.10)	$1.85	$0.80
Diluted net income (loss) per share:
Attributable to Maxygen, Inc. from continuing operations	$(0.01)	$(0.10)	$(0.17)	$0.80
Attributable to Maxygen, Inc. from discontinued operations	$(0.07)	$—	$2.02	$—
Attributable to Maxygen, Inc.	$(0.08)	$(0.10)	$1.85	$0.80
Shares used in basic net income (loss) per share calculations	28,358	27,358	28,976	27,280
Shares used in diluted net income (loss) per share calculations	28,358	27,358	28,976	27,467

Maxygen, Inc. 411 Borel Avenue Suite 616 San Mateo, CA 94402 650.241.2292 main 650.257.5892 fax www.maxygen.com

Consolidated Balance Sheet Data

(in thousands)

	December 31,	September 30,
	2011 (Note 1)	2012 (Unaudited)
Cash, cash equivalents and short-term investments	$159,571	$82,230
Available-for-sale investment in equity securities	2,478	1,251
Prepaid expenses and other assets	2,584	2,254

Total assets	$164,633	$85,735

Distribution payable	$1,076	$1,613
Other liabilities	2,613	2,478
Stockholders’ equity	160,944	81,644

Total liabilities and stockholders’ equity	$164,633	$85,735

Note 1: Derived from consolidated audited financial statements as of December 31, 2011.

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Contact:

Adriann Poat

adriann.poat@maxygen.com

650.241.2303